Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-263298

Prospectus Supplement

(to Prospectus dated April 25, 2022)

EOS ENERGY ENTERPRISES, INC.

$300,000,000

Common Stock           Preferred Stock

Senior Debt Securities

Offered by EOS Energy Enterprises, Inc.

7,001,751 Shares of Common Stock

Offered by EOS Energy Enterprises, Inc. Upon Exercise of Warrants

39,145,143 Shares of Common Stock

325,000 Warrants to Purchase Shares of Common Stock

$130,350,642 5%/6% Convertible Senior PIK Toggle Notes Due 2026

Offered by the Selling Securityholders Named Herein

This prospectus supplement supplements the prospectus dated April 25, 2022 (the “Prospectus”), which forms a part of registration statement on Form S-3 (No. 333-263298) (the “Registration Statement”) filed by Eos Energy Enterprises, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our,” and “Eos”) with the Securities and Exchange Commission (the “Commission”). This prospectus supplement is provided solely to update the selling securityholders table in the Prospectus to reflect certain transfers or other assignments of (i) our outstanding 5%/6% Convertible Senior PIK Toggle Notes Due 2026 (the “notes”) from Spring Creek Capital, LLC (“Spring Creek”) to its affiliate, Wood River Capital, LLC (“Wood River”), and (ii) shares of our common stock, par value $0.0001 per share, beneficially owned by certain of the selling securityholders identified herein. The information with regard to the other selling securityholders is unchanged from the information contained in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement and Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 18 of the Prospectus dated April 25, 2022, and the section entitled “Risk Factors” included in our Annual Report for the fiscal year ended December 31, 2021 dated February 25, 2022. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2022.

SELLING SECURITYHOLDERS

This prospectus also relates to the offer and resale from time to time by the selling securityholders named in this prospectus of up to 39,145,143 shares of common stock, up to 325,000 warrants and up to $130,350,642 principal amount of the notes, including up to (i) 4,950,000 shares of common stock and 325,000 warrants to purchase shares of common stock originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (ii) 325,000 shares of common stock issuable upon exercise of warrants originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (iii) 27,175,613 shares of common stock issued in connection with the consummation of our business combination with Eos Energy Storage LLC and the related private placement, (iv) 80,294 shares of common stock issuable upon satisfaction of certain vesting terms set forth in previously issued restricted stock units, and (v) 97,877 shares of common stock that have been or may be issued to certain of the selling securityholders upon exercise of options granted under the Eos Energy Enterprises, Inc. Amended and Restated 2012 Equity Incentive Plan, (vi) $102,900,000 principal amount of notes originally issued to Spring Creek pursuant to the Indenture, dated April 7, 2022, between Eos Energy Enterprises, Inc. and Wilmington Trust, National Association, as trustee, and the Investment Agreement dated July 6, 2021 (the “Investment Agreement”) with Spring Creek, which were transferred by Spring Creek to its affiliate, Wood River, (vii) a maximum of $27,450,642 principal amount of notes issuable to Wood River as future PIK interest payments on the notes and (viii) a maximum of 6,516,359 shares of common stock underlying the notes and issuable upon conversion of the notes, which may be sold by Wood River from time to time.

The term “selling securityholders” includes the securityholders listed in the tables in this section and their permitted transferees.

Beneficial Ownership of Common Stock and Warrants

The table below provides, as of the date of this prospectus supplement, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. We have based percentage ownership on 58,503,554 shares of common stock outstanding as of May 25, 2022.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholder and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
ACE Energy Efficiency SPC	339,100	339,100	–	*	–	–	–	*
Acme Engineering, Inc.(1)	29,446	29,446	–	*	–	–	–	*
Acme Operating Company(1)	21,406	21,406	–	*	–	–	–	*
Adelaro US Limited(2)	42,710	42,710	–	*	–	–	–	*
Agile Energy Limited(3)	917	917	–	*	–	–	–	*
Alessandro Lagi	72,620	72,620	–	*	–	–	–	*
Alina LLC(4)	105,115	105,115	–	*	–	–	–	*
AltEnergy, LLC(5)	2,408,585	2,408,585	–	4.1%	–	–	–	*
AME Cloud Ventures(6)	92,005	92,005	–	*	–	–	–	*
Andrew Kelleher	152,148	152,148	–	*	–	–	–	*
Arthur Kressner	3,976	3,976	–	*	–	–	–	*
Ashley Lalonde Trust under The Lalonde Children 2013 Trust(7)	3,892	3,892	–	*	–	–	–	*
Asterra Holdings LLC(8)	3,027	3,027	–	*	–	–	–	*
B. Riley Financial, Inc.(9)	5,694,778	5,694,778	–	9.7%	325,000	325,000	–	*
Trust accounts associated with Bryant Riley(10)	45,000	45,000	–	*	–	–	–	*
Brian Hardwick(11)	2,882	2,882	–	*	–	–	–	*
Beau Capital LLC(12)	178,455	178,455	–	*	–	–	–	*
Beckett Austin Lenhart	1,527	1,527	–	*	–	–	–	*
Ben Barclay	917	917	–	*	–	–	–	*
Beusa Investment Tec LLC	35,019	35,019	–	*	–	–	–	*
Brent Van Rastetter Revocable Trust	14,091	14,091	–	*	–	–	–	*
Bruce Langone	40,946	40,946	–	*	–	–	–	*
Cannonbury Invest Limited(13)	122,260	122,260	–	*	–	–	–	*
Carl Ferenbach	743,279	743,279	–	1.2%	–	–	–	*
CAT3 LLC	244,695	244,695	–	*	–	–	–	*
Chandler Kate Lenhart	1,527	1,527	–	*	–	–	–	*
Charles DeCasteja	2,388	2,388	–	*	–	–	–	*
Christopher Darnell	85,454	85,454	–	*	–	–	–	*
Christopher Streeter	11,369	11,369	–	*	–	–	–	*
Corinthian Investors LLC(14)	32,809	32,809	–	*	–	–	–	*
Cova Funding LLC(15)	34,098	34,098	–	*	–	–	–	*
Craig S. Tamchin SEP IRA	2,786	2,786	–	*	–	–	–	*
David Cohen	66,219	66,219	–	*	–	–	–	*
Daniel Eastman	111,186	111,186	–	*	–	–	–	*
David Henry(16)	20,178	20,178	–	*	–	–	–	*
David Schiff	36,015	36,015	–	*	–	–	–	*
Daniel Shribman	993,750	993,750	–	1.6%	–	–	–	*
David T. Shipp	2,599	2,599	–	*	–	–	–	*
Denman Street LLC(17)	452,984	452,984	–	*	–	–	–	*
Douglas H. Phelps	28,066	28,066	–	*	–	–	–	*
Douglas Kenneth Kennedy	6,810	6,810	–	*	–	–	–	*
EES Management Holding(18)	23,255	23,255	–	*	–	–	–	*
FGRK Lux Partners GP(19)	18,499	18,499	–	*	–	–	–	*
Financiera Siacapital	18,351	18,351	–	*	–	–	–	*
Fisher EOS LLC(20)	394,607	394,607	–	*	–	–	–	*
Frank Genova	11,369	11,369	–	*	–	–	–	*
Franziska Fortlouis	6,996	6,996	–	*	–	–	–	*
George Adamson	87,117	87,117	–	*	–	–	–	*
George Brokaw	4,033	4,033	–	*	–	–	–	*
George Fina	55,309	55,309	–	*	–	–	–	*
Gerard J. Berding	19,952	19,952	–	*	–	–	–	*
Glenn Oztemel	361,571	361,571	–	*	–	–	–	*
Global Equity Partners(21)	11,726	11,726	–	*	–	–	–	*
Graham Sharp	781,534	781,534	–	1.3%	–	–	–	*
Great American Insurance Company(22)	600,310	600,310	–	1.0%	–	–	–	*
Great American Life Insurance Company(22)	1,199,018	1,199,018	–	2.0%	–	–	–	*
Greer Family Partners, LP(23)	111,401	111,401	–	*	–	–	–	*
Halpern Family Trust(24)	56,566	56,566	–	*	–	–	–	*
Harper Frances Lenhart	1,527	1,527	–	*	–	–	–	*
Hawthorne II Investment LP(25)	145,654	145,654	–	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Hi-Med LLC(26)	307,581	307,581	–	*	–	–	–	*
Hisham Al-Razzuqi	22,935	22,935	–	*	–	–	–	*
Holtec International(27)	478,556	478,556	–	*	–	–	–	*
Howard Weitmann	20,000	20,000	–	*	–	–	–	*
Igor Heifetz	9,574	9,574	–	*	–	–	–	*
James Hughes	4,370	4,370	–	*	–	–	–	*
James Zweng(28)	518	518	–	*	–	–	–	*
Jason J. Maney	3,900	3,900	–	*	–	–	–	*
Jason Koy & Gabrielle Sitomer	48,163	48,163	–	*	–	–	–	*
Jason S Kahan	15,919	15,919	–	*	–	–	–	*
Jeremy Asher	461	461	–	*	–	–	–	*
Jerry H. Labowitz	288,655	288,655	–	*	–	–	–	*
Jerry Labowitz	3,164	3,164	–	*	–	–	–	*
Joe Mastrangelo(29)	79,546	79,546	–	*	–	–	–	*
Johannes Rittershausen	22,626	22,626	–	*	–	–	–	*
John B. Berding Irrevocable Children’s Trust(30)	313,640	313,640	–	*	–	–	–
John Bernard Berding	75,914	75,914	–	*	–	–	–	*
John Desmarais	1,698,619	1,698,619	–	2.9%	–	–	–	*
John T. Raymond 2012 Delaware Trust (31)	22,906	22,906	–	*	–	–	–	*
John T. Raymond	433,295	433,295	–	*	–	–	–	*
Jon S & Bettina E Reynertson, JTWROS	144,094	144,094	–	*	–	–	–	*
Jonathan R. Darnell	83,654	83,654	–	*	–	–	–	*
Joseph Berding	24,368	24,368	–	*	–	–	–	*
Joshua Cole	34,962	34,962	–	*	–	–	–	*
Joshua Fink	16,678	16,678	–	*	–	–	–	*
Julie Sue Jones Revocable Trust	14,092	14,092	–	*	–	–	–	*
Karl J. Grafe	14,634	14,634	–	*	–	–	–	*
Ken Flechler	11,273	11,273	–	*	–	–	–	*
Kenneth Langone	55,116	55,116	–	*	–	–	–	*
Laurie M. Shahon	15,206	15,206	–	*	–	–	–	*
Lawrence Summers	3,057	3,057	–	*	–	–	–	*
Lisa Eng	80,659	80,659	–	*	–	–	–	*
Mack Treece(32)	748	748	–	*	–	–	–	*
Margaret Wood	5,657	5,657	–	*	–	–	–	*
Matt Cribbins	57,059	57,059	–	*	–	–	–	*
Matt Lenhart	802	802	–	*	–	–	–	*
Matthew Feinberg	50,000	50,000	–	*	–	–	–	*
Matthew G Cribbins	4,071	4,071	–	*	–	–	–	*
Matthew Lenhart	117,592	117,592	–	*	–	–	–	*
Michael Abbot	152	152	–	*	–	–	–	*
Michael Jacob Kennedy	10,768	10,768	–	*	–	–	–	*
Michael K. Barlow	108,423	108,423	–	*	–	–	–	*
Michael Murray Gamson	196,617	196,617	–	*	–	–	–	*
Michael Oster	433,519	433,519	–	*	–	–	–	*
Milk Town Partners LLC(33)	28,183	28,183	–	*	–	–	–	*
Milton Lewin	1,025	1,025	–	*	–	–	–	*
Nicholas Donahue	19,354	19,354	–	*	–	–	–	*
Nina Kennedy	25,902	25,902	–	*	–	–	–	*
OCI Company Ltd.(34)	45,425	45,425	–	*	–	–	–	*
Ospraie Partners LLC(35)	337,854	337,854	–	*	–	–	–	*
Paradigm Partners, LP(36)	111,061	111,061	–	*	–	–	–	*
Parker Lalonde Trust under The Lalonde Children 2013 Trust(7)	3,892	3,892	–	*	–	–	–	*
Patrick J. Bartels, Jr.	20,000	20,000	–	*	–	–	–	*
PAW Associates LLC(37)	210,656	210,656	–	*	–	–	–	*
Pelican Capital Management LLC(38)	28,183	28,183	–	*	–	–	–	*
Peter Fox-Penner	1,527	1,527	–	*	–	–	–	*
Peter Greenleaf	4,051	4,051	–	*	–	–	–	*
Peter Warner Davidson	9,205	9,205	–	*	–	–	–	*
PGF Family Corp(39)	1,232,609	1,232,609	–	2.1%	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Philip Lobkowicz	3,410	3,410	–	*	–	–	–	*
Phillippe Bouchard	22,739	22,739	–	*	–	–	–	*
Pickwick Capital Partners, LLC	578	578	–	*	–	–	–	*
Posner Foundation of Pittsburgh(40)	648,198	648,198	–	1.1%	–	–	–	*
Prisma Energy LLC	387,612	387,612	–	*	–	–	–	*
Projector Holding LLC(41)	27,682	27,682	–	*	–	–	–	*
Punjab Partners, LLC	90,394	90,394	–	*	–	–	–	*
QIP Glidepath Series A LLC	305,868	305,868	–	*	–	–	–	*
Randall A. Hack	193,842	193,842	–	*	–	–	–	*
Randall A. Hack 2008 Long Term Trust	55,724	55,724	–	*	–	–	–	*
Randy Brown	10,485	10,485	–	*	–	–	–	*
Funds and accounts managed by Reservoir Capital(42)	1,635,447	1,635,447	–	2.7%	–	–	–	*
Richard T. Weiss 2006 Living Trust(43)	85,574	85,574	–	*	–	–	–	*
Richard Wood	5,691	5,691	–	*	–	–	–	*
Robert Logan	8,517	8,517	–	*	–	–	–	*
Robert Suss	20,000	20,000	–	*	–	–	–	*
Ross Pirasteh	65,747	65,747	–	*	–	–	–	*
Sarathi Roy	78,141	78,141	–	*	–	–	–	*
Sidamon-Eristoff Brothers, LLC(44)	33,835	33,835	–	*	–	–	–	*
Sigmund Heller	28,279	28,279	–	*	–	–	–	*
Singh Real Estate Enterprises Inc.(45)	1,025,538	1,025,538	–	1.7%	–	–	–	*
SKNS Advisory, LLC(46)	27,861	27,861	–	*	–	–	–	*
Steven Chu	1,441	1,441	–	*	–	–	–	*
Stephen E. Solms Family Trust U/A 1/30/2008(47)	106,230	106,230	–	*	–	–	–	*
Stephen Hannan	322,767	322,767	–	*	–	–	–	*
Tequesta Properties Inc(48)	307,581	307,581	–	*	–	–	–	*
Tim Hoefer(49)	692	692	–	*	–	–	–	*
The 2008 Stidolph Family Trust	244,683	244,683	–	*	–	–	–	*
The Antonia Theodora Hellman 2021 Trust	450,000	450,000	–	*	–	–	–	*
The Arianna Elena He-An Hellman 2021 Trust	450,000	450,000	–	*	–	–	–	*
The Ethan Duncan He-Li Hellman 2021 Trust	450,000	450,000	–	*	–	–	–	*
The Hsu-Hellman Family 2000 Trust(50)	427,972	427,972	–	*	–	–	–	*
The Zissis Family Trust	68,896	68,896	–	*	–	–	–	*
Thomas J. Keitel	500	500	–	*	–	–	–	*
Thomas J. Keitel, J.R.	7,342	7,342	–	*	–	–	–	*
Thomas Malcolm McAvity	183,323	183,323	–	*	–	–	–	*
Thundering Elk, LLC(51)	3,057	3,057	–	*	–	–	–	*
Timothy G. Lalonde	401,901	401,901	–	*	–	–	–	*
TJC3 LLC(52)	549,817	549,817	–	*	–	–	–	*
Trustees of Deerfield Academy	10,000	10,000	–	*	–	–	–	*
Whipstick Ventures LLC(53)	123,019	123,019	–	*	–	–	–	*
William P. Hogan	17,471	17,471	–	*	–	–	–	*
William P. Miller Trust	55,573	55,573	–	*	–	–	–	*
Yong Hak Huh	28,749	28,749	–	*	–	–	–	*
Yorktown Partners(54)	3,293	3,293	–	*	–	–	–	*
YX Capital LLC(55)	34,843	34,843	–	*	–	–	–	*

*	Less than 1%
(1)	Mike Munoz has sole voting and investment power over the shares held by the stockholder.
(2)	Jonathan Kollek has sole voting and investment power over the shares held by the stockholder.
(3)	Jeremy Asher has sole voting and investment power over the shares held by the stockholder.
(4)	Alastair Hunter-Henderson is the Managing Member and CEO of Alina LLC, and has sole voting and investment power over the shares held by the stockholder.

(5)	Represents securities held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II. Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Russell Stidolph, a director of the Company, is the managing director of AltEnergy, the managing member of each of AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6)	Jerry Yang has sole voting and investment power over the shares held by the stockholder.

(7)	Lisa LaLonde is trustee of Timothy Lalonde Ashley Lalonde Trust and Timothy Lalonde Parker Lalonde Trust, and has sole voting and investment power of the shares held by such stockholders.
(8)	Gennady Gazin is the 100% owner of Asterra Holdings LLC and has sole voting and investment power over the shares held by the stockholder.
(9)	The amount includes (i) 5,369,778 shares of common stock held by BRF Investments, LLC (“BRFI”), (ii) 325,000 private placement warrants held by BRFI and (iii) 325,000 shares of common stock underlying private placement warrants held by BRFI. B. Riley Financial, Inc. (“B. Riley Financial”) is the parent company of BRFI. B. Riley Financial has voting and dispositive power over the securities held by BRFI. Bryant Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Both B. Riley Financials and Mr. Riley disclaims beneficial ownership over any securities directly held by BRFI other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly.
(10)	The number of shares beneficially owned before this offering includes (i) 20,000 shares held by Bryant and Carleen Riley JTWROS, (ii) 5,000 shares held by Bryant Riley C/F Charlie Riley UMTA CA, (iii) 5,000 shares held by Bryant Riley C/F Eloise Riley UMTA CA, (iv) 5,000 shares held by Bryant Riley C/F Susan Riley UMTA CA, and (v) 10,000 shares held by Robert Antin Children Irrevocable Trust U/A 1/1/2001 (collectively, the “Trusts”). Bryant Riley is custodian of each of the Trusts and has voting and dispositive power with respect to the securities held by the Trusts.
(11)	Includes 2,882 shares of common stock issuable upon exercise of options.
(12)	Robert M. Williams Jr. has sole voting and investment power over the shares held by the stockholder.
(13)	W. Geoffrey Beattie is the President of Cannonbury Invest Limited and has sole voting and investment power over the shares held by the stockholder.
(14)	Joseph DellaRosa, Victor Wright, and James Yacobucci are all members of Corinthian Investors LLC, and share equal voting and investment authority over the shares held by the stockholder.
(15)	Andrew Intrater is the Chief Executive Officer of Cova Funding LLC and has sole voting and investment power over the shares held by the stockholder.
(16)	Includes fully vested options to purchase 4,035 shares of common stock.
(17)	John B. Berding is the Manager of Denman Street LLC and has sole voting and investment power over the shares held by the stockholder.
(18)	Marc Warren has sole voting and investment power over the shares held by the stockholder.
(19)	Robert Kantor and Francis Greenburger have sole voting and investment power over the shares held by the stockholder.
(20)	Arnold Fisher, Kenneth Fisher, and Steven Fisher share voting and investment authority over the shares held by the stockholder
(21)	Michael A. Shternfeld is the Manager of Global Equity Partners and has sole voting and investment power over the shares held by the stockholder.
(22)	Each of Great American Insurance Company and Great American Life Insurance Company is a direct or indirect wholly-owned subsidiary of American Financial Group, Inc., which is a publicly traded entity (NYSE: AFG).
(23)	Philip Greer has sole voting and investment power over the shares held by the stockholder.
(24)	Martin I. Halpern is the Grantor/Trustee of Halpern Family Trust and has sole voting and investment power over the shares held by the stockholder.
(25)	Richard Weiss is the General Partner of Hawthorne II Investment LP and has sole voting and investment power over the shares held by the stockholder.
(26)	Dr. Krishna Singh holds direct and/or indirect ownership of HI-MED, LLC and holds the full voting and dispositive power with respect to the shares held thereby.
(27)	Dr. Krishna Singh holds direct and/or indirect ownership of Holtec International and holds the full voting and dispositive power with respect to the shares held thereby.
(28)	Includes 518 shares of common stock issuable upon exercise of options.
(29)	Mr. Mastrangelo is the Chief Executive Officer and a director of the Company.
(30)	Susan M. Berding is the Trustee of John B. Berding Irrevocable Childrens Trust and has sole voting and investment power over the shares held by the stockholder.
(31)	John T. Raymond has sole voting and investment power over the shares held by the stockholder.
(32)	Mr. Treece is our Chief Strategic Alliances Officer.
(33)	Thomas J. Coleman has sole voting and investment power over the shares held by the stockholder.
(34)	DaeWon Choi and ByeongSeon Jang are Team Managers of OCI, JeongHan Ryu is a Manager of OCI, and Saejin Kim is an associate of OCI. Each such individual shares voting and investment power over the shares held by the stockholder.
(35)	Dwright Anderson has sole voting and investment power over the shares held by the stockholder.
(36)	Ed Hoey has sole voting and investment power over the shares held by the stockholder.
(37)	Paul Weismann is the Manager of Paw Associates LLC, and has sole voting and investment power over the shares held by the stockholder.

(38)	Robert Logan, Jr. has sole voting and investment power over the shares held by the stockholder.
(39)	P. Gaye Farncombe is the President of PGF Family Corp and has sole voting and investment power over the shares held by the stockholder.
(40)	Henry Posner III, Anne M. Molloy, Paul M. Posner, and John F. Hensler are the trustees of the Posner Foundation of Pittsburgh and share voting and investment power over the shares held by the stockholder.
(41)	Steve Hellman has sole voting and investment power over the shares held by the stockholder.
(42)	Includes (i) 156,399 shares held by Reservoir Capital Partners, L.P., (ii) 183,866 shares held by Reservoir Capital Investment Partners, L.P., (iii) 181,318 shares held by Reservoir Capital Master Fund II, L.P. and (iv) 1,113,864 shares held by Reservoir Resource Partners, L.P. Cyrus Borzooyeh is the chief financial officer of the foregoing entities and has voting and dispositive power with respect to the securities held by each such entity.
(43)	Richard Weiss is the trustee of Richard T. Weiss 2006 Living Trust and has sole voting and investment power over the shares held by the stockholder.
(44)	Simon-Sidamon Eristoff has sole voting and investment power over the shares held by the stockholder.

(45)	Dr. Krishna Singh holds direct and/or indirect ownership of Singh Real Estate Enterprises Inc. and holds the full voting and dispositive power with respect to the shares held thereby.
(46)	Narinder Singh has sole voting and investment power over the shares held by the stockholder.
(47)	Ellen B. Solms and Joesph Sedlack are Trustees of the Stephen E. Solms Family Trust U/A 1/30/2008 and share voting and investment power over the shares held by the stockholder.
(48)	Dr. Krishna Singh holds direct and/or indirect ownership of Tequesta Properties Inc. and holds the full voting and dispositive power with respect to the shares held thereby.
(49)	Includes 692 shares of common stock issuable upon exercise of options.
(50)	Marc Warren is the Trustee of The Hsu-Hellman Family 2000 Trust and has sole voting and investment power over the shares held by the stockholder.
(51)	David R. M. Drescher has sole voting and investment power over the shares held by the stockholder.
(52)	Thomas J. Coleman is the Trustee of the Thomas J. Coleman Revocable Trust, the sole member of TJC3 LLC, and has sole voting and investment power over the shares held by such stockholder.
(53)	Each of Jeffrey S. Bornstein and Ronald C. Hynes shares voting and dispositive power over the securities held by this stockholder.
(54)	Includes 3,293 shares of common stock issuable upon exercise of options.
(55)	Jesse Johnson and Asa Johnson share voting and investment power over the shares held by the stockholder.

Beneficial Ownership of the Notes

On July 7, 2021, we issued $100 million aggregate principal amount of the notes to Spring Creek pursuant to an investment agreement, dated July 6, 2021, by and among Eos Energy Enterprises, Inc., a Delaware corporation, and Spring Creek Capital, LLC, a Delaware limited liability company. The Investment Agreement provides Spring Creek with certain registration rights with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes.

On May 1, 2022, Spring Creek and Wood River Capital, LLC entered into a joinder to the Investment Agreement, pursuant to which Spring Creek assigned to Wood River all of its rights and obligations under the Investment Agreement.

Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholder will sell all or any of such notes or common stock. The following table sets forth certain information as of May 25, 2022 concerning the notes and shares of common stock that may be offered from time to time by the selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholder. In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the conversion rate, as of the date of this prospectus, of 49.9910 shares of common stock per $1,000 capitalized principal amount of notes. The number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances described in the indenture governing the notes. Accordingly, the number of shares of common stock issuable upon conversion of the notes and the number of shares of common stock beneficially owned and offered by the selling securityholder pursuant to this prospectus may increase or decrease from that set forth in the table below. Information about the selling securityholder may change over time. In particular, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes since the date on which the selling securityholder provided us with information regarding its notes. Any changed or new information given to us by the selling securityholder will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Name	Maximum Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Maximum Number of Shares of Common Stock Beneficially Owned and Offered Hereby (2)	Maximum Percentage of Shares of Common Stock Beneficially Owned and Offered Hereby (3)
Wood River Capital, LLC(4)	$130,350,642	6,516,359	11.1%

(1)	Reflects $102,900,000 principal amount of notes originally issued pursuant to the Investment Agreement dated July 6, 2021 with Spring Creek, which were transferred by Spring Creek to its affiliate, Wood River, and a maximum of $27,450,642 principal amount of notes issuable as future PIK interest payments on the notes.

(2)	Assumes for each $1,000 in principal amount of the notes a conversion rate, as of the date of this prospectus, of 49.9910 shares of common stock upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	The percentage reflects the 58,503,554 shares of common stock outstanding as of May 25, 2022 and gives effect to the total number of shares of common stock beneficially owned and offered hereby by Wood River Capital, LLC.

(4)	Wood River Capital, LLC is beneficially owned by SCC Holdings, LLC ("SCC"), SCC is beneficially owned by KIM, LLC ("KIM"), KIM is beneficially owned by Koch Investments Group, LLC ("KIG"), KIG is beneficially owned by Koch Investments Group Holdings, LLC ("KIGH"), and KIGH is beneficially owned by Koch Industries, Inc. ("Koch Industries"), in each case by means of ownership of all voting equity instruments. Koch Industries, SCC, KIM, KIG, and KIGH may be deemed to beneficially own the shares held by Wood River Capital, LLC by virtue of (i) Koch Industries' beneficial ownership of KIGH, (ii) KIGH's beneficial ownership of KIG, (iii) KIG's beneficial ownership of KIM, (iv) KIM's beneficial ownership of SCC and (v) SCC's beneficial ownership of Wood River Capital, LLC but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 4111 E. 37th Street North, Wichita, KS 67220.

Material Relationships with Selling Securityholders

The description of our relationships with the selling securityholders and their affiliates set forth in “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed on March 31, 2022 is incorporated by reference herein.